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EXHBIIT 10.12

                       [Morrison & Foerster Letterhead]


                                  June 25, 2001


                                                         Writer's Direct Contact
                                                              415/268-7161
                                                             msmall@mofo.com


Bruce W. Bauer
Chairman of the Board, President
  and Chief Executive Officer
Interactive Network, Inc.
180 Second Street, Suite B
Los Altos CA  94022

Dear Bruce:

         This letter is intended to confirm our mutual understanding concerning the rescheduling of repayment of the indebtedness currently owed by Interactive Network, Inc. ("INN") to our Firm, as required by Two Way TV ("TWTV") as a condition precedent to TWIN Entertainment, Inc. ("TWIN") (TWTV's joint venture with INN) entering into a merger agreement with INN. As a result of the merger, TWIN will change its name to Two Way TV (US), Inc. ("TWTVUS"). On June 1, 2001, INN announced that it had agreed to enter into such a merger with TWIN, and accordingly the following provisions have become operative:

         1. On June 30, 2001, INN will pay our Firm $500,000 in cash by wire transfer to our account # 14992-01836, ABA routing # 121000358, at Bank of America, NA's San Francisco office, Commercial Banking (1499), 345 Montgomery Street, San Francisco CA 94104, as partial payment of principal and interest, on the $957,774.55 (the "Pre-Confirmation Receivable"), which was to be paid on or before September 30, 2001, with interest accrued at the rate of 1% per annum over Bank of America's prime rate, from October 15, 2000. The partial payment will be credited first against unpaid accrued interest in the amount of $62,268.46 on the Pre-Confirmation Receivable, from October 15, 2000, to June 30, 2001, and the balance against unpaid principal. In the event that at the time such payment is made the U.S. Bankruptcy Court has not approved payment of the Pre-Confirmation Receivable, we will hold the funds so paid in our trustee account until such approval is received, and then apply the payment as aforesaid, subject to any adjustments that might be required by the U.S. Bankruptcy Court order approving payment.

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                              Morrison & Foerster LLP

Bruce W. Bauer, Chairman of the Board,
President and Chief Executive Officer
June 25, 2001
Page Two


         2. The unpaid principal balance of $520,043.01 on the Pre-Confirmation Receivable (the "Remaining Pre-Confirmation Receivable") will be included in a new note (the "New Note"), in the principal amount of $1,204,562.89, which includes the Remaining Pre-Confirmation Receivable, plus the $684,519.88 principal amount of the current promissory note dated October 15, 2000, which it will replace), and will accrue interest at the rate of 1% per annum over Bank of America's prime rate as announced from time to time, (a) from October 15, 2000, on $684,519.88, and (b) from July 1, 2001 on the Remaining Pre-Confirmation Receivable. Payment of principal on this New Note will commence on October 15, 2002, and be paid in twenty-four equal monthly installments consisting of one twenty-fourth of the aggregate of (1) the unpaid principal amount of the New Note and (2) the unpaid interest accrued through September 30, 2002, calculated as aforesaid, which will be capitalized and added to the principal payments on the New Note, with interest accruing on the new note after October 1, 2002, to be paid monthly with the aforesaid payments due on the New Note. The New Note will be in the form of Exhibit 1 attached hereto. The current $684,519.88 promissory note will be canceled and returned to you following our receipt of the New Note, the $500,000 payment on June 30, 2001, and the U.S. Bankruptcy Court's approval of payment of the Pre-Confirmation Receivable.

         3. The current INN Stock Purchase Warrant dated November 15, 2000, held by our Firm will be amended to (1) reduce the Aggregate Indebtedness referred to therein to reflect the principal and interest paid on the Pre-Confirmation Receivable, and (2) reflect a revised warrant exercise price of $.69, which is equal to 101% of the average of the closing bid prices for INN's common stock in the over-the-counter market for the twenty (20) business days on which the stock traded preceding the public announcement on June 1, 2001, of the agreement of INN and TWTV to their merger. A copy of the amended Stock Purchase Warrant is attached hereto as Exhibit 2. The current Stock Purchase Warrant will be cancelled and returned to you upon delivery to us of the Amended Stock Purchase Warrant, which should occur no later than June 30, 2001.

         4. Except to the extent that TWTVUS elects to include our warrants and shares of stock issued on exercise of our warrants in its

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                              Morrison & Foerster LLP

Bruce W. Bauer, Chairman of the Board,
President and Chief Executive Officer
June 25, 2001
Page Three


                registration statement on Form S-4 to be filed in connection with the INN-TWIN merger, the right of our Firm to participate in a registered public offering under the Securities Act of 1933, as amended, of its warrants or the shares of common stock issued to it on exercise of our warrants will be limited to the most favorable registration rights held by other INN shareholders who possess such registration rights, it being intended that our Firm would be entitled to participate in any such secondary public offering on the same terms as such other INN investors (or if there are no other such investors, then on usual terms for a registered secondary offering). You have advised us that INN investors who currently hold such registration rights are identified in Exhibit 3 attached hereto, and copies of the agreements reflecting such registration rights are to be supplied to us prior to June 30, 2001. You agree to supply us from time to time with copies of agreements hereafter entered into by INN extending such registration rights to other INN investors, as soon as such agreements are executed.

         5. The maximum amount of our fees payable by INN in connection with the pending National Datacast appeal will be limited to $100,000, unless INN elects to pursue a further appeal of the case in the event of an unfavorable ruling. If our Firm wishes to pursue such a further appeal (with INN's consent), the cost of such an appeal would be borne by our Firm, with any recovery of such cost to be contingent on a successful appeal, on the same contingency terms as are currently in place.

         6. In all other respects, the agreement between our Firm and INN, as reflected in our November 3, 2000, engagement letter and Memorandum dated November 3, 2000, attached thereto as Exhibit 1, will remain in effect.

         This letter is also intended to memorialize our mutual understanding that it is our Firm's objective to secure repayment of the indebtedness owed by INN to our Firm as promptly as practicable through exercise of our stock purchase warrant and sale of INN common stock (or TWTVUS Common Stock following INN's merger with and into TWIN) acquired on such exercise in the public market (either through a registered public offering or through brokers' transaction), to the extent consistent with applicable securities laws and our ability to sell our shares, giving consideration to demand for INN's (or TWTVUS's) stock in the market, and other market conditions. It is understood that while we do not plan to hold INN (or TWTVUS's) shares for long-term investment, our Firm will not be obligated to exercise our stock purchase warrant, sell the shares received upon such exercise, or otherwise act in a manner that would cause our Firm to sustain a loss on any such sale or to dispose of our shares other than in the public market in a manner consistent with our obligations under applicable securities laws.

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                              Morrison & Foerster LLP

Bruce W. Bauer, Chairman of the Board,
President and Chief Executive Officer
June 25, 2001
Page Four


         It is understood that in the event we do not receive the $500,000 payment on June 30, 2001, contemplated by paragraph 1 above, then our agreement to defer and reschedule payment of the indebtedness owed to our Firm by INN will be terminated, and the original terms for repayment of our indebtedness, and of our Stock Purchase Warrant, as set forth in our engagement letter and memorandum dated November 3, 2000, will be operative.

         Please confirm that you concur in the foregoing provisions of this letter by signing in the place provided below and returning to me one copy of this letter. Because TWIN (operating under the name Two Way TV (US), Inc.) will become obligated as payor of the New Note and issuer of its Common Stock under the amended Stock Purchase Warrant, as a result of the merger of INN with and into TWIN, I also ask that TWIN confirm its agreement to the terms of this letter agreement. By executing a counterpart of this letter, you also confirm that INN's and TWIN's Boards of Directors have approved the terms of this letter agreement.

                                Very truly yours,



                                Marshall L. Small

Confirmed and Agreed to
this _____ day of June, 2001.


-------------------------
Bruce W. Bauer
Chairman of the Board, President
and Chief Executive Officer of
Interactive Network, Inc.



-------------------------
Robert J. Regan
President of
TWIN Entertainment, Inc.